As filed with the Securities and Exchange Commission on April 8, 2022

Registration No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM S-8

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

THE REAL GOOD FOOD COMPANY, INC.

(Exact name of registrant as specified in its charter)

Delaware	87-1280343
(State or other jurisdiction of	(I.R.S. Employer
incorporation or organization)	Identification Number)

3 Executive Campus, Suite 155

Cherry Hill, NJ 08002

(856) 644-5624

(Address of Principal Executive Offices; Zip Code)

The Real Good Food Company, Inc. 2021 Stock Incentive Plan

(Full title of the plan)

Bryan Freeman

Gerard G. Law

The Real Good Food Company, Inc.

3 Executive Campus, Suite 155

Cherry Hill, NJ 08002

(Name and address of agent for service)

(856) 644-5624

(Telephone number, including area code, of agent for service)

Copies to:

Ryan C. Wilkins, Esq.

Stradling Yocca Carlson & Rauth, P.C.

660 Newport Center Drive, Suite 1600

Newport Beach, California 92660

(949) 725-4000

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☐	Accelerated filer	☐

Non-accelerated filer	☒	Smaller reporting company	☒

		Emerging growth company	☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act.  ☒

EXPLANATORY NOTE

This Registration Statement on Form S-8 (“Registration Statement”) is being filed for the purpose of registering an additional 123,397 shares of Class A common stock, par value $0.0001 per share (the “Class A Common Stock”), of The Real Good Food Company, Inc. (the “Company”), under The Real Good Food Company, Inc. 2021 Stock Incentive Plan (the “2021 Plan”) as a result of an evergreen provision contained therein (the “Evergreen Provision”). On January 1, 2022, these 123,397 shares of Class A Common Stock (the “2022 Evergreen Shares”) were added to the total number of shares of Class A Common Stock reserved for issuance under the 2021 Plan. Pursuant to the Evergreen Provision, on January 1 of each year commencing in 2022, the number of shares authorized for issuance under the 2021 Plan is automatically increased by a number equal to the least of: (a) 2% of the total number of shares of Class A Common Stock outstanding on December 31 of the preceding calendar year; or (b) a number determined by the Company’s board of directors.

Additional shares available for issuance under the 2021 Plan were previously registered on a Registration Statement on Form S-8 filed by the Company with the Securities and Exchange Commission (the “Commission”) on November 10, 2021 (File No. 333-260930) (the “Prior Registration Statement”). Pursuant to General Instruction E of Form S-8, this Registration Statement incorporates by reference the contents of the Prior Registration Statement.

PART I

INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

The information specified in Item 1 and Item 2 of Part I of Form S-8 is omitted from this Registration Statement in accordance with the provisions of Rule 428 under the Securities Act of 1933, as amended (the “Securities Act”), and the introductory note to Part I of Form S-8. The documents containing the information specified in Part I of Form S-8 will be delivered to the participants in the 2021 Plan as specified by Rule 428(b)(1) under the Securities Act.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3. Incorporation of Documents by Reference.

The following documents, which have been filed by the Company with the Commission pursuant to the Securities Exchange Act of 1934, as amended (the “Exchange Act”), are hereby incorporated by reference herein, and shall be deemed to be part of, this Registration Statement:

•	The Company’s Annual Report on Form 10-K for the year ended December 31, 2021, as filed with the Commission on March 30, 2022.

•

The description of the Class  A Common Stock contained in the Registration Statement on Form 8-A (File No. 001-41025), as filed with the Commission on November 4, 2021 pursuant to Section 12(b) of the Exchange Act, and any amendments or reports filed for the purpose of updating such description.

In addition, all reports and other documents subsequently filed by the Company pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act prior to the filing of a post-effective amendment which indicates that all securities offered have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference herein and to be a part of this Registration Statement from the date of the filing of such reports and documents. Any such information so modified or superseded shall not be deemed, except as so modified or superseded, to constitute part of this Registration Statement.

Notwithstanding the foregoing, the Company is not incorporating by reference information furnished under Items 2.02 and 7.01 of any Current Report on Form 8-K, including the related exhibits, nor any other document or information deemed to have been furnished and not filed in accordance with the rules and regulations of the Commission.

Item 4. Description of Securities.

Not Applicable.

Item 5. Interests of Named Experts and Counsel.

Not Applicable.

Item 6. Indemnification of Directors and Officers.

The Company is incorporated under the laws of the State of Delaware. Section 145 of the Delaware General Corporation Law (the “DGCL”) provides that a Delaware corporation may indemnify any persons who are, or are threatened to be made, parties to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of such corporation), by reason of the fact that such person is or was an officer, director, employee or agent of such corporation, or is or was serving at the request of such corporation as an officer, director, employee or agent of another corporation or enterprise. The indemnity may include expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with such action, suit or proceeding, provided that such person acted in good faith and in a manner he or she reasonably believed to be in or not opposed to the corporation’s best interests and, with respect to any criminal action or proceeding, had no reasonable cause to believe that his or her conduct was illegal. Section 145 of the DGCL further authorizes a corporation to purchase and maintain insurance on behalf of any indemnified person against any liability asserted against and incurred by such person in any indemnified capacity, or arising out of such person’s status as such, regardless of whether the corporation would otherwise have the power to indemnify such person under the DGCL.

Section 102(b)(7) of the DGCL permits a corporation to provide in its certificate of incorporation that a director of the corporation will not be personally liable to the corporation or its stockholders for monetary damages for breach of fiduciary duties as a director, except for liability for any:

•	breach of a director’s duty of loyalty to the corporation or its stockholders;

•	act or omission not in good faith or that involves intentional misconduct or a knowing violation of law;

•	unlawful payment of dividends or redemption of shares; or

•	transaction from which the director derives an improper personal benefit.

The Company’s amended and restated certificate of incorporation authorizes the Company to, and the Company’s amended and restated bylaws provide that it must, indemnify the Company’s directors and officers to the fullest extent authorized by the DGCL and also pay expenses incurred in defending any such proceeding in advance of its final disposition upon delivery of an undertaking, by or on behalf of an indemnified person, to repay all amounts so advanced if it should be determined ultimately that such person is not entitled to be indemnified under the DGCL or otherwise.

As permitted by the DGCL, the Company has entered into indemnification agreements with each of its directors and executive officers. These agreements require the Company to indemnify these individuals to the fullest extent permitted under Delaware law against liabilities that may arise by reason of their service to the Company, and to advance expenses incurred as a result of any proceeding against them as to which they could be indemnified.

The Company has an insurance policy covering its directors and executive officers with respect to certain liabilities, including liabilities arising under the Securities Act and otherwise.

Item 7. Exemption from Registration Claimed.

Not Applicable.

Item 8. Exhibits.

		Incorporated by Reference
Exhibit Number	Exhibit Description	Form	File No.	Exhibit	Filing Date	Filed Herewith
4.1	Amended and Restated Certificate of Incorporation of The Real Good Food Company, Inc.	8-K	001-41025	3.1	11/15/21

4.2	Amended and Restated Bylaws of The Real Good Food Company, Inc.	8-K	001-41025	3.2	11/15/21

4.3#	The Real Good Food Company, Inc. 2021 Stock Incentive Plan and related forms of stock award agreements.	S-1	333-260204	10.5	10/12/21

5.1	Opinion of Stradling Yocca Carlson & Rauth, P.C.					X

23.1	Consent of Grant Thornton LLP, independent registered public accounting firm.					X

24.1	Power of Attorney (contained on signature page).					X

107	Filing Fee Table					X

#	Indicates a management contract or compensatory plan or arrangement.

Item 9. Undertakings.

Incorporated by reference to Item 9 of the Prior Registration Statement.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized in the City of Cherry Hill, State of New Jersey, on this 8th day of April, 2022.

THE REAL GOOD FOOD COMPANY, INC.

By:	/s/ Gerard G. Law
Gerard G. Law
Chief Executive Officer and Director
(Principal Executive Officer)

POWER OF ATTORNEY

KNOW ALL PERSONS BY THESE PRESENTS that each individual whose signature appears below constitutes and appoints Gerard G. Law and Akshay Jagdale, and each of them, acting individually, his or her true and lawful attorneys-in-fact and agents with full power of substitution, for him or her and in his or her name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this Registration Statement, and to file the same, with all exhibits thereto and other documents in connection therewith, with the Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done with in connection therewith, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, or either of them, or his, her or their substitute or substitutes, may lawfully do or cause to be done or by virtue hereof.

Pursuant to the requirements of the Securities Act, this Registration Statement has been signed by the following persons in the capacities and on the date indicated.

Signature	Title	Date

/s/ Gerard G. Law	Chief Executive Officer and Director	April 8, 2022
Gerard G. Law	(Principal Executive Officer)

/s/ Akshay Jagdale	Chief Financial Officer	April 8, 2022
Akshay Jagdale	(Principal Financial and Accounting Officer)

/s/ Bryan Freeman	Executive Chairman and Director	April 8, 2022
Bryan Freeman

/s/ Deanna T. Brady	Director	April 8, 2022
Deanna T. Brady

/s/ George F. Chappelle, Jr.	Director	April 8, 2022
George F. Chappelle, Jr.

/s/ Gilbert B. de Cardenas	Director	April 8, 2022
Gilbert B. de Cardenas

/s/ Mark J. Nelson	Director	April 8, 2022
Mark J. Nelson